Exhibit 99.1

JAKKS Pacific® Reports Fourth Quarter and Year-End Results for 2013

Expects Return to Profitability in 2014; Enters Into Commitment Letter with GE Capital for $75 Million Credit Facility

MALIBU, Calif.--(BUSINESS WIRE)--February 26, 2014--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s fourth quarter and full year ended December 31, 2013.

Net sales for the fourth quarter of 2013 were $137.7 million, compared to $133.5 million reported in the comparable period in 2012. The reported net loss for the fourth quarter was $16.1 million, or $0.73 per diluted share, which included a restructuring charge of $5.0 million, or $0.23 per share. This compares to a net loss of $119.5 million, or $5.45 per diluted share, reported in the comparable period in 2012, which included a one-time non-cash charge of $91.7 million, or $4.18 per diluted share, related to the impairment of deferred tax assets.

Net sales for the full year of 2013 were $632.9 million compared to $666.8 million in 2012. The reported net loss for the full year was $53.9 million, or $2.43 per diluted share, which included charges for license minimum guarantee shortfalls of $14.4 million and inventory impairment of $14.9 million in addition to the restructuring charge of $5.0 million. This compares to net loss for the full year of 2012 of $104.8 million, or $4.37 per diluted share, which included $91.7 million, or $3.83 per diluted share, for the deferred tax asset impairment charge.

Stephen Berman, President and CEO, JAKKS Pacific, Inc., stated, “Our sales results for the fourth quarter of 2013 contributed to our exceeding our revised sales and earnings guidance for the full year. Highlights of our fourth quarter sales include Disney Princess dolls and dress-up, including products from the blockbuster Disney animated feature film, Frozen, Sofia the First role play toys, Disney Fairies dolls and dress-up, Cabbage Patch Kids, Black & Decker boys role play, large scale figures, foot-to-floor ride-ons, and activity tables.”

Mr. Berman continued, “We recently completed our Hong Kong Toy Fair and Nuremberg Toy Fair meetings to preview our 2014 product line-up and the response from our North American and International retailers were very positive. From a product standpoint, we have a broad and robust portfolio this year comprised of evergreen categories and licenses coupled with hot new licensed properties. In Boys, we are looking forward to launching our line of our large-scale figures based on Teenage Mutant Ninja Turtles, Star Wars, and the upcoming theatrical release of Godzilla and other top boys’ licenses, and our new Hero Portal TV Games platform. For Girls, we are adding even more Disney licensed products to our portfolio, including more dolls and dress-up items based on Frozen. We have added new licenses and distribution channels for our miWorld™ playsets such as top girls’ brands, Justice® and Skechers®.”

“In 2013, we launched our Little Mermaid and miWorld toys with DreamPlay™ apps utilizing NantWorks’ recognition technology. Our Little Mermaid Ariel’s Musical Surprise app received extremely positive reviews from numerous tech and app sites, both on the quality of the toys and the functionality of the app. The reviews highlighted the incredible graphics in the app, the DreamPlay toy technology and the child friendliness of the app. We are expanding our DreamPlay portfolio for 2014 by doubling our DreamPlay product offerings with brand new innovations that we believe push the boundaries of technology-based digital and physical play experiences and will contribute to our profitability in 2014 and beyond. We are also launching four new toy app initiatives, including a boys’ battling app tied to a consumer product activation that will involve key boys play patterns and a standalone app that creates the ultimate virtual pet.”

Berman concluded, “We are expecting International growth in 2014 through more product offerings in our current territories and new territories for distribution. We continue to nurture our long-standing relationships with key licensors and retailers in 2014 and demonstrate our commitment to product innovation. We strive to keep a tight rein on operating costs, working capital and capital expenditures along with other margin improvements. We believe these strategies and more should position us well for profitability in 2014 and beyond. And lastly, with the traction of our turnaround and product flow coming out of 2013 and heading into 2014, we were able to obtain a credit facility commitment, completion of which will provide financial flexibility to our capital structure.”

Working Capital

As of December 31, 2013, the Company’s working capital was $136.3 million, including cash and equivalents and marketable securities of $117.3 million, compared to working capital of $186.6 million including cash and equivalents and marketable securities of $189.5 million as of December 31, 2012. On-hand inventory levels decreased to $46.8 million at year-end 2013 from $59.7 million at year-end 2012. In 2013, DSIs decreased 14 days to 52 days and DSOs decreased 5 days to 66 days.

2014 Guidance

The Company currently anticipates net sales for the full year of 2014 in the range of approximately $633 million to $640 million, with earnings in the range of $0.30 to $0.40 per diluted share and EBITDA in the range of $41 million to $43 million. For the first quarter ending March 31, 2014, the Company expects net sales in the range of $72 million to $75 million with a loss in the range of $0.77 to $0.81 per share compared to net sales of $78.1 million and a loss of $1.26 per share for the same period in 2013. The improvement in earnings in 2014 reflects the impact of cost-saving and other margin improvement initiatives undertaken in 2013.

Credit Facility

The Company today also announced that it entered into a Commitment Letter with General Electric Capital Corporation (“GECC”) to provide up to $75.0 million under a senior secured credit facility. Closing and funding of the proposed credit facility is subject to various conditions, including GECC’s completion of financial, legal and other due diligence, entry into definitive loan documentation acceptable to JAKKS and GECC, JAKKS meeting such financial tests and covenants established by GECC, and such other conditions that may be required by GECC. There is no assurance that such conditions and the closing and funding will occur.

To the extent funding under the credit facility becomes available, JAKKS intends to use the net proceeds for working capital, capital expenditures and general corporate purposes.

Conference Call

JAKKS Pacific will webcast its fourth quarter earnings conference call today, February 26, 2014, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:30 a.m. ET on February 26 through March 27, 2014. The playback can be accessed by calling (888) 843-7419, or (630) 652-3042 for international callers, pass code “3658 1021”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, miWorld™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics, Saban’s Power Rangers® and Cabbage Patch Kids®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2014 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2013	2012
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$117,071	$189,321
Marketable securities	220	218
Accounts receivable, net	101,223	105,455
Inventory, net	46,784	59,690
Income taxes receivable	24,008	24,008
Deferred income taxes	3,953	7,058
Prepaid expenses and other current assets	27,673	20,306
Total current assets	320,932	406,056

Property and equipment	97,325	94,799
Less accumulated depreciation and amortization	86,229	78,973
Property and equipment, net	11,096	15,826

Goodwill	44,876	48,836
Trademarks & other assets, net	65,922	73,946
Investment in joint venture	18	3,161
Investment in DreamPlay	7,000	7,000
Total assets	$449,844	$554,825

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$94,361	$101,470
Reserve for sales returns and allowances	31,374	34,373
Income taxes payable	20,762	12,922
Short term debt, net of current portion	38,098	70,710
Total current liabilities	184,595	219,475

Long term debt	100,000	94,918
Other liabilities	7,021	18,345
Income taxes payable	2,597	4,687
Deferred tax liability	6,946	10,180
Total liabilities	301,159	347,605

Stockholders' equity:
Common stock, $.001 par value	23	22
Additional paid-in capital	200,665	202,577
Retained earnings (Accumulated deficit)	(48,154)	8,836
Accumulated other comprehensive loss	(3,849)	(4,215)
Total stockholders' equity	148,685	207,220
Total liabilities and stockholders' equity	$449,844	$554,825

Working Capital	$136,337	$186,581

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2013
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$137,730	$133,507	$632,925	$666,762
Less cost of sales
Cost of goods	81,220	81,652	380,971	374,549
Royalty expense	15,936	20,172	86,334	82,874
Amortization of tools and molds	1,807	917	9,841	11,402
Cost of sales	98,963	102,741	477,146	468,825
Gross profit	38,767	30,766	155,779	197,937
Direct selling expenses	14,839	25,555	45,326	64,366
Selling, general and administrative expenses	37,275	34,602	143,412	137,313
Depreciation and amortization	2,705	1,824	11,573	9,480
Loss from operations	(16,052)	(31,215)	(44,532)	(13,222)
Other income (expense):
Income from video game joint venture	-	-	-	3,000
Change in fair value of business combination liability	6,000	-	6,000	-
Equity in net (loss) income of joint venture	(1,124)	126	(3,148)	130
Interest income	26	61	327	671
Interest expense, net of benefit	(2,740)	(3,143)	(9,942)	(9,228)
Loss before provision for income taxes	(13,890)	(34,171)	(51,295)	(18,649)
Provision for income taxes	2,178	85,286	2,611	86,151
Net loss	$(16,068)	$(119,457)	$(53,906)	$(104,800)
Loss per share	$(0.73)	$(5.45)	$(2.43)	$(4.37)
Shares used in loss per share	22,073	21,923	22,200	23,963

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
or
Anne-Marie Grill, 310-455-6245